News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:
Investors – Deck S. Slone 314/994-2717
Media – Kimberly K. Link 314/994-2936

FOR IMMEDIATE RELEASE
Wednesday, August 2, 2006

Arch Coal Acquires Interest in Knight Hawk Coal

ST. LOUIS (August 2, 2006) – Arch Coal, Inc. (NYSE:ACI) today announced that it has acquired a one-third interest in Knight Hawk Coal, a growing coal producer in the Illinois Basin, in exchange for approximately $15 million in cash and 30 million tons of coal reserves.

“We expect this transaction to create meaningful value for our shareholders,” said Steven F. Leer, Arch’s chairman and chief executive officer. “With its strong management team and skilled workforce, Knight Hawk is well positioned for growth. We expect Illinois Basin coal to play an increasingly vital role in U.S. energy markets, and we view this transaction as a first step for Arch in re-entering this important region.”

The transaction is expected to be accretive to earnings, effective immediately.

Following the transaction, Knight Hawk controls approximately 70 million tons of coal reserves in southern Illinois. The company expects to ship approximately 3 million tons of coal from its mining operations during 2006, and to expand production to nearly 5 million tons by 2008, assuming market conditions warrant.

In addition to its interest in Knight Hawk, Arch controls approximately 230 million tons of coal reserves in southern Illinois.

St. Louis-based Arch Coal is the nation’s second largest coal producer. Through its subsidiary operations in Wyoming, Utah, Colorado, West Virginia, Kentucky and Virginia, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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